MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

                    PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Cienega Creek Holdings Inc, of our report dated April 17, 2007 on our audit of the financial statements of Cienega Creek Holdings Inc as of March 31, 2007, and the related statements of operations, stockholders’ equity and cash flows From Inception August 17, 2006 through March 31, 2007 and for the period then ended, and the use of our report dates August 31, 2007 on our review of the financial statements of Cienega Creek Holdings Inc as of the three months ended June 30, 2007 and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 11, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501